Exhibit 10.2
June 2, 2003
Dr. Graham Burton
45 Gaitway Drive
Skillman, New Jersey 08558
Dear Graham:
On behalf of Celgene Corporation, I am pleased to extend an offer of employment to you as Senior Vice President, Regulatory Affairs and Pharmacovigilance, reporting directly to me. Your annual compensation for this position will be $375,000, paid in semi-monthly installments. We would like you to start in this position as soon as possible, given your obligations to your current employer. This offer is contingent upon the satisfactory completion of references.
In addition to your base compensation, you will be eligible for a target bonus of 40% of your base salary, based on the achievement of agreed upon performance objectives, to be prorated for the length of time in the position, in accordance with the provisions of our Management Incentive Program. You will also be eligible to participate in Celgene’s Deferred Compensation Plan. In addition, you will be eligible to participate in Celgene’s Long Term Incentive Plan for which the first pay out is in 2005 contingent upon achievement of established goals. The LTIP target at 100% is 0.5x of base with a maximum payout at 200% of 1x base.
As a new employee, pursuant to approval by the Compensation Committee of the Board of Directors, you will be eligible for a one-time grant of 50,000 stock options of Celgene common stock upon your employment start date. You will also, in this position, be eligible for an annual grant target of 20,000 options, subject to corporate and individual performance. Grants are made at fair market value on the date of the grant, vesting in equal parts over four years.
Upon joining Celgene, you will be eligible for four weeks vacation, and three personal days. Additionally, we have agreed to provide a one-time sign-on bonus, which will be paid within thirty days of your start date in the amount of $20,000, less applicable taxes and withholdings.
Our offer provides for participation in Celgene’s employee benefit program following 30 days of employment, a summary of which is enclosed. Celgene does require an employment physical examination, arrangements for which may be made through Colleen Greenberg at (732) 805-3741. In addition, all employees are required to sign an “Inventions and Confidential Information Agreement” upon the start of their employment. Current Federal regulations also require you to furnish proof of your right to work in the United States as outlined in the enclosed federal form I-9. These documents must be submitted on your first day of work. We also request you complete the enclosed application for your personnel file.

If your employment is terminated by Celgene at any time, other than for cause, we will pay you severance compensation in an amount equal to twelve months base salary, less applicable taxes.
Graham, you bring a unique diversity of experience highly relevant to Celgene, a demonstrated track record of results and finally, it was apparent to all that met you, that your leadership competencies will be a strong addition to Celgene. It is unquestionable that you will make a significant impact on the future success of Celgene, and we look forward to you becoming a part of the leadership team.
If you have questions concerning any aspect of this offer, please contact me. To indicate your acceptance, sign below and return one copy of this letter to me.
Best Regards,
Sol J. Barer, PhD
President and Chief Operating Officer

I accept the offer as outlined above

Anticipated start date

[1]	This letter is not, and should not be interpreted as, an express or implied contract of employment. At all times employment with Celgene is at will.

AMENDMENT TO GRAHAM BURTON EMPLOYMENT LETTER AGREEMENT
Celgene Corporation (“Celgene” or “Company”) and Dr. Graham Burton (“Burton”) hereby enter into this agreement to amend the employment letter agreement between Burton and Celgene dated June 2, 2003 and executed on or about June 3, 2003 (“Letter Agreement”). The purpose of this amendment is to amend Dr. Burton’s Letter Agreement as follows: (i) to define the meaning of the terms “cause” and “change in control” and (ii) to include bonus in the severance calculation and 12 months of COBRA benefit coverage for both health and dental insurance in the event of certain terminations.
The parties agree that for purposes of the Burton letter agreement, “cause” shall mean:
•	the conviction of a crime involving moral turpitude or a felony;

•	acts or omissions taken in bad faith and to the detriment of the Company; or

•	a breach of any material term of the letter agreement.
The parties also agree that for purposes of the Burton Letter Agreement, “change in control” shall mean a “change in control” as defined in Section 11.2 of the Company’s 1998 Stock Incentive Plan (as in effect on the date hereof).
If Dr. Burton’s employment is terminated by the Company at any time other than for “cause” or his employment is terminated by the Company for any reason on or following a “change in control” of the Company, in each case, Dr. Burton would receive the following payments and benefits: (i) a lump sum payment equal to 12 months base salary and bonus, less applicable taxes and (ii) 12 months of Company-paid COBRA benefit coverage for health and dental insurance, subject to Dr. Burton’s payment of premiums at the applicable active rate (at a coverage level equal to or below elected coverage on the day before the termination date).
By signing below, each party acknowledges that it has read and understands the terms of this amendment to the letter agreement and agrees to be bound as stated herein. This amendment was executed on April 28, 2008.

Dr. Graham Burton	Celgene Corporation

By: Sol J. Barer, Ph.D.
Chairman of the Board and Chief Executive Officer